Exhibit 99.1

Cross Country Healthcare to Host Investor Day on September 14, 2022, Highlighting Its Innovative Strategy

BOCA RATON, Fla.--(BUSINESS WIRE)--August 17, 2022--Cross Country Healthcare, Inc. (the “Company”) (Nasdaq: CCRN), a market-leading tech-enabled workforce solutions platform and advisory firm, today announced that the organization will host its Investor Day event the morning of Wednesday, September 14, 2022.

Those interested in attending the event in person may reach out to Josh Vogel, Vice President of Investor Relations at jvogel@crosscountry.com to coordinate, as space will be limited.

The Investor Day event will be webcast live and available for replay by visiting the Investor Relations section of the Company’s website. The Investor Day webcast link and further details will be shared closer to the event date.

About Cross Country Healthcare

Cross Country Healthcare, Inc. (CCH) is a leading tech-enabled workforce solutions and advisory firm with 36 years of industry experience and insight. We solve complex labor-related challenges for customers while providing high-quality outcomes and exceptional patient care. As a multi-year Best of Staffing® award winner, we are committed to an exceptionally high level of service to our clients and our homecare, education, and clinical and non-clinical healthcare professionals. Our locum tenens line of business, Cross Country Locums, has been certified by the National Committee for Quality Assurance (NCQA), the leader in healthcare accreditation, since 2001. We are the first publicly traded staffing firm to obtain The Joint Commission Certification, which we still hold with a Letter of Distinction. Cross Country Healthcare is rated as the top staffing and recruiting employer for women by InHerSights, and CertifiedTM by Great Place to Work®. For two consecutive years, we have received the Top Workplaces USA award and were recently recognized as a recipient of the Top Workplaces Award for Innovation and Leadership by Energage. We have a history of investing in diversity, equality, and inclusion as a key component of the organization’s overall corporate social responsibility program, closely aligned with its core values to create a better future for its people, communities, and its stockholders.

Copies of this and other news releases as well as additional information about the Company can be obtained online at ir.crosscountryhealthcare.com. Stockholders and prospective investors can also register to automatically receive the Company's press releases, filings with the Securities and Exchange Commission (SEC), and other notices by e-mail.

Contacts

Cross Country Healthcare, Inc.
Josh Vogel, Vice President, Investor Relations
561-237-8310
jvogel@crosscountry.com